Exhibit 99.1

Earthstone Energy Provides Update on North Dakota Operations

DENVER, April 3, 2012 (GLOBE NEWSWIRE) -- EARTHSTONE ENERGY, INC. (NYSE Amex:ESTE) reported that it has executed documents to participate in drilling twelve new horizontal Bakken wells. Ten of these wells, Sax 25-36 #1H, Beaux 18-19 1H, Maston 34-27 #1H, Johnston 7-6 1H, Cheryl 17-20 #1H, Cheryl 17-20 2TFH, Cheryl 17-20 #3TFH, Jay 24-13 #1H, Nelson 11-2H and Polk 1-33H, in which Earthstone has working interests of 6.50%, 3.28%, 3.44%, 3.31%, 2.64%, 2.64%, 2.64%, 1.77%, 2.64% and 1.47%, respectively, are located in the Banks Field. The Polk 1-33H is operated by Continental Resources, and Nelson 11-2H by Zenergy, while the other eight wells are operated by Brigham. The remaining two wells, Berkner Federal 5602 43-11H and Milton Gunther 14-9H, in which Earthstone has working interests of 1.10% and 0.62%, respectively, are located in the Bonetrail and Bailey Fields. These two wells are operated by Oasis and Marathon, respectively.

In related news, five previously announced wells in the Banks Field, in which Earthstone is participating with Brigham, have come off of confidential status. Earthstone has a 5.52% working interest in Enderud 9-4 2H, which reported an initial production rate of 3,166 barrels of oil and 6,736 Mcfs of natural gas. The Banks State 16-21 1-H, in which Earthstone has a 3.39% working interest, reported an initial production rate of 3,179 barrels of oil and 6,591 Mcfs of natural gas. The Topaz 20-17 1H, in which Earthstone has a 3.06% working interest, has established an initial production rate of 2,575 barrels of oil and 7,696 MCF gas.  Most recently off of confidential status is Broderson 30-31 1H, in which Earthstone has a 4.94% working interest and has reported an initial production rate of 1,430 barrels of oil and 3,544 Mcfs of natural gas.  Additionally, Brigham has hydraulically stimulated Garmann 19-18 1H, in which Earthstone has a 2.61% working interest; however, the well is not yet on production.  Last of the five wells is Samson 29-32 #1H, with a 5.36% working interest. Presently, Brigham is developing a strategy to address a casing failure revealed while completing this well.

In the Indian Hill Field, Earthstone previously announced that it had participated with Continental Resources in two wells. Initial production on Montpelier 1-14H was previously disclosed. The second of these wells, the Honolulu 1-22H, in which Earthstone has a 2.17% working interest, recently came off of confidential status, establishing an initial production rate of 701 barrels of oil and 130 Mcfs of natural gas.

Earthstone announced in December that the Company joined Marathon Oil Company in the drilling of two wells in the Bailey Field: Paulson 34-9TFH and Paulson 34-9H. The Paulson 34-9TFH was completed in the Three Forks formation with an initial production rate of 535 barrels of oil and 464 Mcfs of natural gas.  The Paulson 34-9H was drilled in the Bakken formation and is still on confidential status.  Earthstone has a 1.25% working interest in both wells.

Finally, another well for which Earthstone disclosed its participation in December is Wold 15-33H, located in the Banks Field and operated by SM Energy. Earthstone holds a 0.91% working interest in the well, which is newly producing, however is on confidential status.

"As we predicted late last year when there seemed to be a lull in new AFEs, our drilling partners now have their new 2012 capital budgets and we are seeing a frenzy of new drilling proposals every week," commented Ray Singleton, President of Earthstone. "In fact, if AFEs continue to come in at this rate it is possible that we may match, if not surpass, last year's level of capital deployment. Certainly, the timing of drilling operations and capital deployment is at the discretion of the respective operators, and we are not in control of these activities nor of when production may commence. Despite our lack of control of these items, we anticipate a busy drilling season ahead and a resultant positive impact to our production volumes and revenues.

Singleton continued, "We are quick to acknowledge that several other companies have forged ahead and proven that a "non-operator strategy in the Bakken" can be successful. With Earthstone's long history in the Williston Basin, it is now apparent that our "held-by-production acreage" along with our non-operator strategy is proving to be very lucrative. As we continue to track the successful results of our newest drilling projects, we have a high sense of confidence these investments will have a positive effect on Earthstone's share price and shareholders."

ABOUT EARTHSTONE ENERGY:

Earthstone Energy, Inc. is a growth-oriented independent oil and gas exploration and production company with primary operations in the Williston Basin and south Texas. Earthstone is currently traded on NYSE Amex under the symbol ESTE. Information on Earthstone can be found at its web site: www.earthstoneenergy.com.

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Some statements contained in this release are forward-looking, and therefore involve uncertainties or risks that could cause actual results to differ materially. Forward-looking statements can be identified by words such as "should," "may," "will," "anticipate," "expect," "estimate," "intend" or "continue," or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Earthstone intends, expects or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements also include comments regarding assumptions regarding production rates and growth, operating costs, reduction of operation costs, commodity prices, industry outlook, future drilling activities, acquisitions and industry opportunities. Factors that could cause actual results to differ materially include availability of rigs and services, price volatility of oil and gas, estimated production rates and adjustments to ownership percentages in addition to economic and political events affecting supply and demand for oil and gas, loss of customers for oil and gas production and government regulations. These and other factors are discussed in more detail in Earthstone Energy's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for March 31, 2011 and Quarterly Reports on Form 10-Q for the three, six, and nine months ended June 30, 2011, September 30, 2011, and December 31, 2011, respectively. The Company disclaims any obligation to update forward-looking statements.

CONTACT: Ray Singleton
         303-296-3076, ext. 102